Exhibit 99.1

Conn’s, Inc. Reports Record Net Income

Adjusted diluted earnings per share of $0.80
Same store sales increased 16% over prior-year period

THE WOODLANDS, Texas--(BUSINESS WIRE)--June 2, 2014--Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of furniture, mattresses, home appliances, consumer electronics and provider of consumer credit, today announced its financial results for the first quarter ended April 30, 2014.

First-quarter fiscal 2015 significant items include (on a year-over-year basis unless noted):

  Consolidated revenues increased 33.6% to $335.4 million;
  Same store sales grew 15.6%, on top of a 16.5% increase in same store sales reported a year ago;
  Furniture and mattress sales increased 64.7% and accounted for approximately one-third of total product revenue in first-quarter fiscal 2015;
  Entered Denver market with opening of two Conn’s HomePlus® stores;
  Retail gross margin improved 110 basis points to 41.4%;
  Adjusted retail segment operating income rose 44.8% to $39.5 million;
  Credit segment operating income declined $0.4 million to $11.3 million;
  The percentage of the customer portfolio balance 60+ days delinquent improved sequentially to 8.0% as of April 30;
  Credit segment provision for bad debts on an annualized basis was 8.2% of the average outstanding portfolio balance;
  Adjusted diluted earnings grew 31.1%, to $0.80 per share, from $0.61 per share; and
  Full-year fiscal 2015 guidance of $3.40 to $3.70 adjusted earnings per diluted share was reaffirmed.

“First quarter results met our expectations with solid performance in both the retail and credit operations,” stated Theodore M. Wright, Conn’s chairman and chief executive officer. “Same store sales rose 16% over the prior year with same store sales growth of 3% in the electronics category. This growth continued into May with same store sales increasing 13%. With the expansion of our product offerings and new store openings, furniture and mattress was our leading product category in the quarter. This favorable shift in product mix contributed to retail gross margin of 41.4% for the period.

“We opened two Conn’s HomePlus stores in Colorado in late April, two stores in Tennessee in May and plan to open seven more stores by the end of July. For the full fiscal year, we continue to execute our plan to open 17 to 20 stores and expand our geographic footprint. All of our new stores are performing at or above our expectations. We incurred substantial costs related to these stores and the related distribution network during the quarter, which we expect to become better levered over the balance of the year.

“Execution in our collections operation improved during the quarter and delinquency declined as anticipated. We expect to see further execution improvement in the coming quarters.”

Retail Segment First-Quarter Results (on a year-over-year basis unless otherwise noted)

Total retail revenues increased $68.3 million, or 32.6% to $278.1 million for the quarter ended April 30, 2014. The revenue growth reflects the impact of the net addition of nine stores over the past 12 months as well as a 15.6% increase in same store sales. The company’s decision to discontinue sales of lower-margin lawn equipment in January reduced the reported year-over-year sales increase. Sales of lawn equipment were $4.8 million in the first quarter of fiscal 2014. After excluding lawn equipment, same store sales were up approximately 19%. With new store openings and the remodeling and relocation of existing stores, almost three-quarters of the stores were operating in the Conn’s HomePlus® format at May 31, 2014.

The following table presents net sales by category and changes in net sales for the current and prior-year quarter:

	Three Months Ended April 30,						Same store
	2014	% of Total	2013	% of Total	Change	% Change	% change
	(dollars in thousands)
Furniture and mattress	$80,892	29.2%	$49,123	23.5%	$31,769	64.7%	33.2%
Home appliance	77,115	27.8	57,679	27.5	19,436	33.7	20.5
Consumer electronics	66,443	23.9	56,810	27.1	9,633	17.0	3.0
Home office	23,936	8.6	17,506	8.4	6,430	36.7	22.9
Other	5,834	2.1	9,742	4.7	(3,908)	(40.1)	(44.3)
Product sales	254,220	91.6	190,860	91.2	63,360	33.2	15.4

Repair service
agreement commissions	20,254	7.3	15,989	7.6	4,265	26.7	16.7
Service revenues	3,155	1.1	2,599	1.2	556	21.4
Total net sales	$277,629	100.0%	$209,448	100.0%	$68,181	32.6%	15.6%

The following provides a summary of items influencing Conn’s major product category performance during the quarter, compared to the prior-year period:

  Furniture unit sales expanded 52% and the average selling price was up 15%;
  Mattress unit volume grew 19% and the average selling price increased 14%;
  Home appliance unit volume increased 21%. Laundry sales were up 35%, refrigeration sales rose 32% and cooking sales grew 23%;
  Television sales rose 11% in total and declined 2% on a same store basis. Home theater and portable audio sales each grew 42%; and
  Computer sales increased 60% and tablet sales declined 15%.

Retail gross margin increased 110 basis points to 41.4% for the quarter ended April 30, 2014. Certain of the company’s vendors provide higher promotional assistance in the first quarter of each fiscal year, which benefited retail gross margin by approximately 130 basis points in the current quarter and 150 basis points in the prior-year period. The year-over-year increase in retail gross margin is attributable to the significant growth in higher-margin furniture and mattress sales. Furniture and mattress sales contributed 31.8% of the total product sales and 42.4% of the total product gross profit in the current period. For the first quarter of fiscal 2015, home appliance accounted for 27.3% of total product gross profit, consumer electronics generated 21.6% of total product gross profit and home office contributed 5.6% of total product gross profit.

In connection with the planned opening of nine stores in the second quarter of fiscal 2015, the company incurred approximately $3.8 million in unlevered operating expenses. Approximately 55% of these costs are included in selling, general and administrative expenses, with the balance in cost of goods sold. This compares with approximately $0.6 million of similar expenses in the prior-year period.

Credit Segment First-Quarter Results (on a year-over-year basis unless otherwise noted)

Credit revenues increased 38.9%, to $57.4 million. The revenue growth was attributable to the increase in the average receivable portfolio balance outstanding. The customer portfolio balance equaled $1.1 billion at April 30, 2014, rising 42.7%, or $330.4 million from a year ago. The portfolio interest and fee income yield was 17.6% for the first quarter, down 40 basis points from the prior year, primarily as a result of increased provision for uncollectible interest and lower fee income. The portfolio yield was also influenced by an increase in short-term, no-interest customer receivables.

Provision for bad debts increased $8.4 million to $22.2 million for the first quarter. The annualized provision rate increased 90 basis points, to 8.2%, due to a 32.7% increase in loan originations and higher delinquency rates, as compared to the prior year. The percentage of the customer portfolio balance greater than 60-days delinquent was 8.0% as of April 30 and 7.8% as of May 31, which compares to 8.8% as of January 31, 2014.

Additional information on the credit portfolio and its performance may be found in the table included within this press release and in Conn’s Form 10-Q for the quarter ended April 30, 2014, to be filed with the Securities and Exchange Commission.

First-Quarter Net Income Results

For the quarter ended April 30, 2014, Conn’s reported net income of $0.77 per diluted share, which includes a pretax charge of $1.8 million associated with facility closures and lease terminations, compared to the prior-year quarter when the company reported net income of $0.61 per diluted share.

Capital and Liquidity

As of April 30, 2014, the company had $516.8 million of borrowings outstanding under its asset-based loan facility. The company had $183.8 million of immediately available borrowing capacity, with an additional $178.0 million that could become available upon increases in eligible inventory and customer receivable balances under the borrowing base.

Outlook and Guidance

Conn’s reaffirmed its fiscal year 2015 earnings guidance of $3.40 to $3.70 per diluted share on an adjusted basis. The company expects to generate diluted earnings per share of between $3.37 and $3.67 for the 12 months ended January 31, 2015, which includes charges of approximately $0.03 per diluted share associated with facility closures and lease terminations during the first quarter of fiscal 2015. The following assumptions were considered in developing the full-year guidance:

  Same stores sales up 5% to 10%;
  New store openings of 17 to 20;
  Ten store closures;
  Discontinued sales of lawn equipment;
  Retail gross margin between 39.0% and 40.0%;
  An increase in the credit portfolio balance;
  Credit portfolio interest and fee yield of approximately 18.0%;
  Credit segment provision for bad debts of between 8.0% to 10.0% of the average portfolio balance outstanding based on the same store sales and new store opening expectations presented above;
  Selling, general and administrative expense of between 28.0% and 29.0% of total revenues; and
  Diluted shares outstanding of approximately 37.4 million.

Conference Call Information

Conn’s will host a conference call and audio webcast on Monday, June 2, at 10 a.m. CT / 11 a.m. ET, to discuss its earnings and operating performance for the fiscal 2015 first quarter. A link to the live webcast, which will be archived for one year, and slides to be referred to during the call will be available at http://ir.Conns.com. Participants may also join the live call by dialing 877-754-5302 or 678-894-3020.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating 80 retail locations in Arizona, Colorado, Louisiana, New Mexico, Oklahoma, Tennessee and Texas. The company’s primary product categories include:

  Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;
  Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;
  Consumer electronic, including LCD, LED, 3-D, Ultra HD and plasma televisions, Blu-ray players, home theater and video game products, digital cameras and portable audio equipment; and
  Home office, including computers, tablets, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, the company provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to continue existing or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores and the updating of existing stores; technological and market developments and sales trends for our major product offerings; our ability to protect against cyberattacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and our employees, our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; and the other risks detailed in our SEC reports, including but not limited to, our Annual Report on Form 10-K for our fiscal year ended January 31, 2014. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions or update to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN'S, INC. AND SUBSIDIARIES
CONDENSED, CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	April 30,
	2014	2013
Revenues
Total net sales	$277,629	$209,448
Finance charges and other	57,819	41,615
Total revenues	335,448	251,063
Cost and expenses
Cost of goods sold, including
warehousing and occupancy costs	160,782	123,457
Cost of parts sold, including
warehousing and occupancy costs	1,419	1,406
Selling, general and administrative expense	100,204	73,255
Provision for bad debts	22,258	13,937
Charges and credits	1,754	-
Total cost and expenses	286,417	212,055
Operating income	49,031	39,008
Interest expense	4,724	3,871
Other income, net	-	(6)
Income before income taxes	44,307	35,143
Provision for income taxes	15,838	12,967
Net income	$28,469	$22,176

Earnings per share:
Basic	$0.79	$0.63
Diluted	$0.77	$0.61
Average common shares outstanding:
Basic	36,134	35,313
Diluted	36,925	36,452

CONN'S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended
	April 30,
	2014	2013
Revenues
Product sales	$254,220	$190,860
Repair service agreement commissions	20,254	15,989
Service revenues	3,155	2,599
Total net sales	277,629	209,448
Finance charges and other	466	339
Total revenues	278,095	209,787
Cost and expenses
Cost of goods sold, including
warehousing and occupancy costs	160,782	123,457
Cost of parts sold, including
warehousing and occupancy costs	1,419	1,406
Selling, general and administrative expense	76,330	57,510
Provision for bad debts	44	114
Charges and credits	1,754	-
Total cost and expenses	240,329	182,487
Operating income	37,766	27,300
Other income, net	-	(6)
Income before income taxes	$37,766	$27,306

Retail gross margin	41.4%	40.3%
Selling, general and administrative expense
as percent of revenues	27.4%	27.4%
Operating margin	13.6%	13.0%

Number of stores:
Beginning of period	79	68
Opened	2	2
Closed	(2)	-
End of period	79	70

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended
	April 30,
	2014	2013
Revenues
Finance charges and other	$57,353	$41,276
Cost and expenses
Selling, general and administrative expense	23,874	15,745
Provision for bad debts	22,214	13,823
Total cost and expenses	46,088	29,568
Operating income	11,265	11,708
Interest expense	4,724	3,871
Income before income taxes	$6,541	$7,837

Selling, general and administrative expense
as percent of revenues	41.6%	38.1%
Operating margin	19.6%	28.4%

CUSTOMER RECEIVABLE PORTFOLIO STATISTICS
(dollars in thousands, except average outstanding balance per account)

	April 30,
	2014	2013

Total outstanding balance	$1,103,880	$773,436
Weighted average credit score of outstanding balances	591	596
Number of active accounts	631,795	486,988
Weighted average months since origination of outstanding balance	8.3	9.0
Average outstanding customer balance	$1,747	$1,588
Account balances 60+ days past due	$87,863	$51,543
Percent of balances 60+ days past due to total outstanding balance	8.0%	6.7%
Total account balances re-aged	$128,329	$86,693
Percent of re-aged balances to total outstanding balance	11.6%	11.2%
Account balances re-aged more than six months	$23,633	$19,172
Percent of total allowance for bad debts to total outstanding customer receivable balance	6.6%	6.0%
Percent of total outstanding balance represented by short-term, no-interest receivables	37.0%	30.6%

	Three Months Ended
	April 30,
	2014	2013
Data for the periods ended:
Total applications processed	265,265	199,045
Weighted average origination credit score of
sales financed	605	602
Percent of total applications approved	48.0%	50.2%
Average down payment	4.2%	3.9%
Average income of credit customer at origination	$38,400	$38,900
Average total outstanding balance	$1,081,456	$753,221
Bad debt charge-offs (net of recoveries)	$21,192	$11,555
Percent of bad debt charge-offs (net of recoveries)
to average outstanding balance, annualized	7.8%	6.1%
Weighted average monthly payment rate	5.8%	6.2%
Provision for bad debts	$22,214	$13,823
Provision for bad debts as a percentage of average
outstanding balance	8.2%	7.3%
Percent of retail sales paid for by:
In-house financing, including down payment received	77.5%	74.0%
Third-party financing	11.1%	11.8%
Third-party rent-to-own options	4.2%	3.8%
Total	92.8%	89.6%

CONN'S, INC. AND SUBSIDIARIES
CONDENSED, CONSOLIDATED BALANCE SHEET
(unaudited)
(dollars in thousands)

	April 30,	January 31,
	2014	2014
Assets
Current Assets
Cash and cash equivalents	$4,193	$5,727
Customer accounts receivable, net	548,482	527,267
Other accounts receivable, net	52,679	51,480
Inventories	137,864	120,530
Deferred income taxes	22,482	20,284
Prepaid expenses and other assets	9,256	10,307
Total current assets	774,956	735,595
Long-term customer accounts receivable, net	470,233	457,413
Property and equipment, net	96,335	86,842
Deferred income taxes	8,879	7,721
Other assets, net	9,980	10,415
Total Assets	$1,360,383	$1,297,986

Liabilities and Stockholders' Equity
Current Liabilities
Current portion of long-term debt	$347	$420
Accounts payable	118,080	82,861
Accrued expenses	38,928	39,334
Other current liabilities	34,239	19,992
Total current liabilities	191,594	142,607
Long-term debt	517,358	535,631
Other long-term liabilities	32,058	30,458
Stockholders' equity	619,373	589,290
Total liabilities and stockholders' equity	$1,360,383	$1,297,986

NON-GAAP RECONCILIATION OF RETAIL SEGMENT
OPERATING INCOME, AS ADJUSTED
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended
	April 30,
	2014	2013
Operating income, as reported	$37,766	$27,300
Adjustments:
Costs related to facility closures	1,754	-
Operating income, as adjusted	$39,520	$27,300

Retail segment revenues	$278,095	$209,787

Operating margin
As reported	13.6%	13.0%
As adjusted	14.2%	13.0%

NON-GAAP RECONCILIATION OF NET INCOME, AS ADJUSTED
AND DILUTED EARNINGS PER SHARE, AS ADJUSTED
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	April 30,
	2014	2013
Net income, as reported	$28,469	$22,176
Adjustments:
Costs related to facility closures	1,754	-
Tax impact of adjustments	(621)	-
Net income, as adjusted	$29,602	$22,176

Average common shares outstanding - Diluted	36,925	36,452

Earnings per share - Diluted
As reported	$0.77	$0.61
As adjusted	$0.80	$0.61

NON-GAAP RECONCILIATION OF FULL-YEAR FISCAL 2015 PROJECTED
GUIDANCE FOR EARNINGS PER DILUTED SHARE TO
ADJUSTED EARNINGS PER DILUTED SHARE
(unaudited)
(dollars per share)

	Low	High
Estimated earnings per share, diluted (GAAP)	$3.37	$3.67
Adjustments:
Facility closure costs incurred during the three months
ended April 30, 2014	0.03	0.03
Adjusted earnings per share, diluted (non-GAAP)	$3.40	$3.70

Basis for presentation of non-GAAP disclosures:

To supplement the Company’s condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles ("GAAP"), the Company also provides the following information: adjusted net income and adjusted earnings per diluted share; adjusted retail segment operating income and adjusted operating margin; and full-year fiscal 2015 earnings guidance on an adjusted basis. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into the Company’s operations and the factors and trends affecting the Company’s business. The Company’s management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics the Company uses in its financial and operational decision making and (2) they are used by some of its institutional investors and the analyst community to help them analyze the Company’s operating results.

CONN-G

CONTACT:
Conn’s, Inc.
Kim P. Canning, 936-230-5899
Director, Investor Relations
or
S.M. Berger & Company
Andrew Berger, 216-464-6400